Exhibit 99.1

PRESS RELEASE

WASTE SERVICES ANNOUNCES
INTENTION TO ACCESS INCREMENTAL TERM LOAN FACILITY
BURLINGTON, Ontario, December 13, 2005 / PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) today announced its intention to incur up to $50 million of additional term loans under a new term loan tranche, as provided for under the terms of its existing senior credit facility. The proposed transaction contemplates an initial borrowing of $25 million, the net proceeds of which will be used to refinance amounts outstanding under the Company’s existing revolving credit facility. The $25 million undrawn portion of the new term loan tranche will be available on a delayed draw basis for future acquisitions that are otherwise permitted under the terms of the senior credit facility and that do not materially increase total leverage on a pro forma basis. The terms of the new term loan will be substantially identical to the Company’s existing tranche C term loan.
David Sutherland-Yoest, Chairman and Chief Executive Officer, stated “This refinancing will provide the Company with additional liquidity and flexibility as we pursue our growth plans for 2006.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Mark A. Pytosh, Executive Vice President and Chief Financial Officer
Waste Services, Inc.
905-319-6054